Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS FIRST quarter 2026 reSults

Strong volumes drive 9% revenue growth

First Quarter 2026 Financial Highlights

•	Revenue increased 9% to $60.2 million
•	20% sales volume growth
•	Share repurchases of $2.5 million
•	HFC prices firming above $6 per pound

WOODCLIFF LAKE, NJ – MAY 6, 2026 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the first quarter ended March 31, 2026.

Ken Gaglione, President and Chief Executive Officer of Hudson Technologies commented,

”Our first quarter was one of operational and strategic progress, highlighted by enhancements to our management team, critical partnership development and our increased focus on operational excellence as we move into the core of our selling season.

“First quarter revenue growth of 9% was driven by increased sales volume and slightly higher HFC pricing. Gross margin of 20% declined slightly due to the mix of refrigerants sold in the first quarter this year compared to the first quarter last year and we expect gross margin to increase as we progress through the selling season.

“We recently announced several changes and appointments to further expand and strengthen our management team including additions to our marketing team and the appointment of two new members to our board of directors. These management-led changes align with our strategic priorities of delivering operational excellence, building our marketing team, and expanding the skill set represented on our board of directors as we explore strategic growth opportunities.

“As we previously communicated, our new ERP system launched during the quarter. While we experienced some typical implementation inefficiencies and headwinds, overall, I am pleased to report that the ERP implementation process is going better than we anticipated and we are beginning to see benefits to our management information systems.

“Also, during the quarter, we signed an important licensing agreement with Solstice Advanced Materials for the reclamation and resale of certain patented HFO refrigerants. As the market transitions from legacy HFC to lower GWP next generation HFO refrigerants, this agreement gives us a meaningful opportunity to reclaim and sell replacement refrigerants frequently used in the supermarket sector, among others, creating enhanced growth opportunities for our service business. HFC refrigerants will remain essential to servicing existing equipment through its useful life and will continue as an important component of our business while HFOs continue to grow.

“We started the year with a focus on organizing our teams for growth and working through our ERP transition. As we enter the core of the 2026 selling season, we remain focused on meeting the needs of our customer base with our extensive portfolio of refrigerants while driving continuous operational excellence across our organization. We are uniquely positioned to grow our leadership role in the industry as we leverage our sales, service, recovery and reclamation capabilities to capitalize on the refrigerant industry’s continuous transition to lower GWP equipment and refrigerants,” Mr. Gaglione concluded.

Three Month Results

For the quarter ended March 31, 2026, Hudson reported:

•	Revenues increased 9% to $60.2 million compared to revenues of $55.3 million in the comparable 2025 period. The increase was primarily due to improved sales volume related to unseasonably warm temperatures in the western portion of the U.S. during the first quarter as well as slightly higher pricing for certain refrigerants.

•	Gross margin decreased slightly to 20% compared to 22% in the first quarter of 2025 primarily due to the mix of refrigerants sold in each quarter. The 2025 quarter sales mix included a broader range of higher priced and margin new HFO refrigerants related to contractors’ heightened activity to top off newly installed HFO equipment as the systems entered the marketplace.

•	Selling, general and administrative expenses of $9.5 million compared to $8.2 million in the first quarter of 2025. The increase in the 2026 first quarter SG&A is primarily related to optimizing the Company’s new ERP system and a continued focus on strategic initiatives. As previously reported, Hudson went live with its new ERP system on February 1, 2026.

•	Operating income of $1.5 million compared to operating income of $3.1 million in the prior year period.

•	Income before income taxes of $1.6 million compared to $3.7 million in the first quarter of 2025.

•	Income tax expense of $1.3 million compared to $0.9 million in the first quarter of 2025. The increased income tax expense for the quarter relates to approximately $900,000 ($0.02 per share) in income tax expense related to non-recurring items as well as executive stock compensation.

•	Net income of $0.3 million or $0.01 per basic and diluted share, compared to net income of $2.8 million or $0.06 per basic and diluted share in the first quarter of 2025.

At March 31, 2026 Hudson had $19.4 million in cash and cash equivalents. The Company repurchased $2.5 million of common stock during the first quarter of 2026 as part of its opportunistic buyback program.

Second Quarter Guidance

With HFC prices firming as we move into the core of the selling season, Hudson’s second quarter 2026 revenue outlook is $73 - 76 million.

Conference Call Information

Hudson Technologies will host a conference call and webcast today, Wednesday, May 6, 2026 at 5:00 p.m. Eastern Time to discuss the Company’s first quarter 2026 results.

Please visit this link at least 5 minutes prior to the scheduled start time in order to register and receive dial-in and webcast details.

A replay of the teleconference will be available until June 5, 2026, and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 53874.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under its existing credit facility, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2025 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 hudson@imsinvestorrelations.com	Company Contact: Brian Bertaux, CFO Hudson Technologies, Inc. (845) 735-6000 bbertaux@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	March 31,	December 31,
	2026	2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$19,366	$39,456
Trade accounts receivable – net of allowance for credit losses of $1,107 and $941, respectively	33,479	17,098
Inventories	130,736	135,923
Income tax receivable	5,667	5,916
Prepaid expenses and other current assets	13,836	12,445
Total current assets	203,084	210,838

Property, plant and equipment, less accumulated depreciation	22,526	23,623
Goodwill	65,282	65,282
Intangible assets, less accumulated amortization	10,439	11,294
Right of use asset	5,269	5,290
Other assets	2,324	2,321
Total Assets	$308,924	$318,648

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,580	$21,112
Accrued expenses and other current liabilities	39,805	38,772
Accrued payroll	2,744	4,712
Total current liabilities	60,129	64,596
Deferred tax liability	4,951	4,034
Long-term lease liabilities	3,159	3,233
Long-term severance payable	1,206	1,595
Other long-term liabilities	1,800	1,800
Total Liabilities	71,245	75,258

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding: 42,052,342 and 41,647,221, respectively	420	416
Additional paid-in capital	85,647	91,692
Retained earnings	151,612	151,282
Total Stockholders’ Equity	237,679	243,390

Total Liabilities and Stockholders’ Equity	$308,924	$318,648

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Income

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months
	ended March 31,
	2026	2025
Revenues	$60,151	$55,343
Cost of sales	48,303	43,275
Gross profit	11,848	12,068

Operating expenses:
Selling, general and administrative	9,529	8,170
Amortization	855	823
Total operating expenses	10,384	8,993

Operating income	1,464	3,075

Interest income	(133)	(576)

Income before income taxes	1,597	3,651

Income tax expense	1,267	893

Net income	$330	$2,758

Net income per common share – Basic	$0.01	$0.06
Net income per common share – Diluted	$0.01	$0.06
Weighted average number of shares outstanding – Basic	42,321,667	44,057,774
Weighted average number of shares outstanding – Diluted	42,576,086	45,621,413

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(Amounts in thousands)

	Three months
	ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$330	$2,758
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	887	774
Amortization of intangible assets	855	823
Lower of cost or net realizable value inventory adjustment	(2,913)	549
Allowance for credit losses	244	(187)
Share based compensation	170	45
Amortization of deferred finance costs	56	56
Deferred tax expense	917	177
Changes in assets and liabilities:
Trade accounts receivable	(16,625)	(13,636)
Inventories	9,225	17,399
Prepaid and other assets	(1,451)	367
Income taxes receivable	250	534
Accounts payable and accrued expenses	(4,750)	4,497
Cash provided by (used in) operating activities	(12,805)	14,156

Cash flows from investing activities:
Additions to property, plant, and equipment	(1,074)	(1,411)
Cash used in investing activities	(1,074)	(1,411)

Cash flows from financing activities:
Excess tax benefits from exercise of stock options	(3,720)	—
Repurchase of common shares	(2,491)	(1,831)
Cash used in financing activities	(6,211)	(1,831)

Increase (decrease) in cash and cash equivalents	(20,090)	10,914
Cash and cash equivalents at beginning of period	39,456	70,134
Cash and cash equivalents at end of period	$19,366	$81,048

Supplemental disclosure of cash flow information:
Cash paid for interest	$58	$100
Cash paid for income taxes – net	$100	$182

Property and equipment included in accrued expenses and other current liabilities	$108	$699